Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858)722-5953 t FAX (858) 408-2695 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

May 21, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of April 28, 2007 on the audited financial statements of PTM Publications Incorporated as of
February 28, 2007 in any filings that are necessry now or in the near future wiht the U.S Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park
____________________
CHANG G. PARK, CPA